Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 25, 2021, in the Registration Statement (Form S-1) and related Prospectus of DigitalOcean Holdings, Inc. dated February 25, 2021.

/s/ Ernst & Young LLP
New York, NY
February 25, 2021